UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2013

DFC Global Corp.

(Exact name of registrant as specified in charter)

Delaware	000-50866	23-2636866
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

610-296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2013, DFC Global Corp. (“DFC” or the “Company”) and Dollar Financial Group, Inc. (“DFG”) replaced its existing bank facility and entered into a new senior secured credit facility (the “Revolving Facility”) with a syndicate of lenders, with Deutsche Bank AG, New York Branch, serving as the administrative agent (the “Agent”). The Revolving Facility provides for a five-year $180 million global revolving credit facility, with potential to further increase the credit facility to up to $230 million. Availability under the Revolving Facility is based on a borrowing base comprised of cash and consumer receivables of the borrowers and guarantors, as described below. There is a sublimit for borrowings in the United States based on the borrowing base assets of the U.S. borrower and guarantors.

Borrowings under the Revolving Facility may be denominated in United States Dollars, British Pounds Sterling, Euros or Canadian Dollars (and other currencies as may be approved by the lenders). Interest on borrowings under the Revolving Facility will be derived from a pricing grid based on the Company’s total secured leverage ratio, which currently allows borrowing for fixed interest periods at an interest rate equal to the LIBO Rate or Canadian Dollar Offer Rate (as applicable based on the currency of borrowing) plus 400 basis points. The Credit Agreement also allows for borrowing at daily rates equal to ABR (the greater of the US prime rate, the one-month LIBO Rate plus 1.00% and the federal funds rate plus  1⁄2 of 1%) plus 300 basis points in the case of borrowing in United States Dollars, Canadian prime rate (equal to the greater of the published Canadian dollar prime rate or one-month CDOR plus 1.00%) plus 300 basis points in the case of borrowings in Canadian Dollars, or a weekly LIBO Rate plus 400 basis points in the case of borrowings in British Pounds Sterling or Euros.

The Revolving Facility allows for borrowings by DFG, National Money Mart Company, an indirect Canadian subsidiary of DFC (“NMM”), Dollar Financial U.K. Limited, an indirect U.K. subsidiary of DFC (“DFUK”) and DF Eurozone (UK) Limited, an indirect U.K. subsidiary of DFC (“DF Eurozone”). Borrowings by DFG under the Revolving Facility are guaranteed by DFC and certain direct and indirect U.S. subsidiaries of DFC. Borrowings by non-U.S. borrowers under the Revolving Facility are guaranteed by DFC and DFG and substantially all of their U.S. subsidiaries, by NMM and substantially all of its direct and indirect Canadian subsidiaries, and by DFUK, DF Eurozone and Instant Cash Loans Limited, a U.K. subsidiary of DFUK. The obligations of the respective borrowers and guarantors under the Revolving Facility are secured by substantially all the assets of such borrowers and guarantors.

The Revolving Facility will mature on October 25, 2018, subject to earlier maturity in the event that the outstanding unsecured notes issued by NMM are not refinanced by September 14, 2016 or the outstanding 3.25% convertible notes issued by DFC are not refinancing by January 15, 2017.

The credit agreement executed in connection with the entry into the Revolving Facility (the “Credit Agreement”) contains customary covenants, representations and warranties and events of default.

The foregoing description of the Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the Credit Agreement and the other documents and transactions contemplated by the Credit Agreement. As such, the foregoing description is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

DFC also issued a press release to announce its entry into the Credit Agreement. A copy of the press release, which was issued on October 25, 2013, is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.03.	Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as of October 25, 2013 with the lenders party thereto and Deutsche Bank AG, New York Branch, as Administrative Agent.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC GLOBAL CORP.

Date: October 30, 2013	By:	/s/ William M. Athas
		Name:	William M. Athas
		Title:	Senior Vice President of Finance and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of October 25, 2013 with the lenders party thereto and Deutsche Bank AG, New York Branch, as Administrative Agent.

99.1	Press Release